Exhibit 16.1
Johnson Lambert & Co. LLP
One Independent Drive, Suite 2202
Jacksonville, FL 32202
September 23, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read “Change in Accountants” contained in the Registration Statement on Form S-1 of Fortegra Financial Corporation to be filed on or about September 23, 2010 and agree with the statements concerning our Firm contained therein.
Very truly yours,
/s/ Johnson Lambert & Co. LLP